Exhibit 10.1

Amendment No. 3 to the

CopyTele, Inc. 2010 Share Incentive Plan

Amended by the Company’s Board of Directors on November 8, 2013

            Effective November 8, 2013, the following sections of the Company’s 2010 Share Incentive Plan are hereby amended to read in their entity as follows:

Section 5 is hereby amended to read in its entirety as follows:

5.         Common Stock Available Under the Plan

Effective and following November 8, 2013, the maximum aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted under this Plan shall be 20,000,000 shares, which may be authorized and unissued or treasury shares, subject to any adjustments in accordance with Section 15 hereof.  Additionally, commencing on the first business day in 2014 and on the first business day of each calendar year thereafter while the Plan is in effect, the maximum aggregate number of shares of Common Stock available for issuance under this Plan shall be increased such that, as of such first business day, the maximum aggregate number of shares of Common Stock available for issuance under this Plan shall be 20,000,000 shares.  Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, any shares subject to Stock Awards, Performance Awards or Stock Units which are forfeited, any shares subject to Performance Awards settled in cash, any shares delivered to the Company as part or full payment for the exercise of a Stock Option or Stock Appreciation Right or any shares delivered to the Company in satisfaction of any tax withholding arising in connection with any Benefit consisting of shares of Common Stock, as the case may be, shall again be available for Benefits under the Plan.

Section 7 is hereby amended to read in its entirety as follows:

7.         Automatic Stock Option Grants to Director Participants

(a)        Subject to the terms and conditions of this Section 7, on January 2nd of each year commencing on January 2, 2014, each person who is a Director Participant of the Company at that time shall automatically be granted a Nonqualified Stock Option to purchase 300,000 shares of Common Stock (or 400,000 in the case of the Chairman of the Board to the extent he qualifies as a Director Participant).   In addition, each person who is a Director Participant and joins the Board of Directors after January 2 of any year, shall be granted on the date such person joins the Board of Directors a Nonqualified Stock Option to purchase 300,000 shares of Common Stock (or 400,000 in the case of the Chairman of the Board) pro-rated based upon the number of calendar quarters remaining in the calendar year in which such person joins the Board of Directors (rounded up for partial quarters).

(b)        The purchase price of the shares of Common Stock covered by the Nonqualified Stock Options granted pursuant to this Section 7 shall be the Fair Market Value of such shares of Common Stock on the date of grant.

(c)        A Nonqualified Stock Option granted to any Director Participant of the Company shall vest and become exercisable in four equal quarterly installments on March 31 June 30, September 30, and December 31 of the year in which it was granted (or in the case of a Director Participant who joins the Company after January 2 in equal quarterly installments over the remaining quarterly period in such calendar year).  Thereafter, the Nonqualified Stock Option shall be exercisable for the period ending ten (10) years from the date of grant of such Nonqualified Stock Option, except to the extent such exercise is further limited or restricted pursuant to the provisions hereof.

(d)       If a Director Participant’s service as a director of the Company terminates, any Nonqualified Stock Option previously granted to such Director Participant shall, to the extent not theretofore exercised, terminate and become null and void; provided, however, that:

(i)         if a Director Participant holding an outstanding Nonqualified Stock Option dies, such Nonqualified Stock Option shall, to the extent not theretofore exercised, remain exercisable for five (5) years after such Director Participant’s death, by such Director Participant’s legatee, distributee, guardian or legal or personal representative; and

(ii)        if the service of a Director Participant to whom such Nonqualified Stock Option shall have been granted shall terminate by reason of (i) such Director Participant’s disability (as described in Section 22(e)(3) of the Code), (ii) voluntary retirement from service as a director of the Company, or (iii) failure of the Company to retain or nominate for re-election such Director Participant who is otherwise eligible, unless due to any act of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect subsidiary of the Company, while such Director Participant is entitled to exercise such Nonqualified Stock Option as herein provided, such Director Participant shall have the right to exercise such Nonqualified Stock Option so granted in respect of any or all of such number of shares of Common Stock subject to such Nonqualified Stock Option at any time up to and including (X) five (5) years after the date of such termination of service due to failure of the Company to retain or nominate for re-election such Director Participant who is otherwise eligible, unless due to any act of (1) fraud or intentional misrepresentation, or (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect subsidiary of the Company, and (Y) five (5) years after the date of termination of service in the case of termination of service by reason of voluntary retirement or by reason of disability; and

(iii)       if the Director Participant shall die during the five (5) year period, specified in clause (ii) above and at a time when such Director Participant was entitled to exercise a Nonqualified Stock Option as herein provided, the legal representative of such Director Participant, or such person who acquired such Nonqualified Stock Option by bequest or inheritance or by reason of the death of the Director Participant may, not later than five (5) years from the date of death, exercise such Nonqualified Stock Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares subject to such Nonqualified Stock Option.

In no event, however, shall a Director Participant be entitled to exercise any Stock Option issued under this Section 7 after the expiration of the period of exercisability of such Stock Option, as specified therein.

(e)        A Director Participant may receive automatic Stock Option grants under this Section 7 and Stock Option grants under Section 6.